Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

Matt Simons

SVP Business Development and Investor Relations

760.734.5548

matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2012

Revenue and Adjusted EBITDA growth continue to accelerate

SAN DIEGO, CA, November 1, 2012 – DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its operating subsidiary, DJO Finance LLC (“DJOFL”), for the third quarter ended September 29, 2012.

Third Quarter Results

DJOFL achieved net sales for the third quarter of 2012 of $274.0 million, reflecting growth of 4.1 percent compared to net sales of $263.1 million for the third quarter of 2011. Net sales for the third quarter of 2012 were unfavorably impacted by $5.3 million related to changes in foreign currency exchange rates compared to the rates in effect in the third quarter of 2011. Excluding the impact of changes in foreign currency exchange rates from rates in effect in the prior year period (“constant currency”), net sales for the third quarter of 2012 increased 6.2 percent compared to net sales for the third quarter of 2011.

For the third quarter of 2012, DJOFL reported a net loss attributable to DJOFL of $22.6 million, compared to a net loss of $25.8 million for the third quarter of 2011. As detailed in the attached financial tables, the results for the current and prior year third quarter periods were impacted by significant non-cash items, non-recurring items and other adjustments, although such adjustments were significantly lower in the current year period than in the prior year period. In addition, beginning in the first quarter of 2012, DJOFL has provided a valuation allowance against a portion of its deferred tax assets due to the cumulative magnitude of such deferred tax assets and an evaluation of the timing and probability of the future realization thereof. As a result, DJOFL’s net loss for the third quarter of 2012 reflects an income tax provision of $0.6 million, which includes provisions for certain state and foreign taxes, net of certain discrete credits. In the third quarter of 2011, DJOFL’s net loss reflected an income tax benefit of $14.1 million. The recording of the valuation allowance does not impact the ability of DJOFL to realize the future cash benefit of all of its deferred tax assets, or otherwise impact DJOFL’s liquidity or cash resources.

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For the third quarter of 2012, DJOFL achieved operating income of $22.5 million, reflecting growth of 153 percent compared to operating income of $8.9 million for the third quarter of 2011, driven by the increase in net sales, an improvement in gross profit as a percentage of revenue and reduced operating expenses compared to the prior year period. The improvement in gross profit margin and the reduction in operating expenses are primarily related to the reduction in non-recurring items and other adjustments in the third quarter of 2012 compared to such amounts in the prior year period.

The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s amended senior secured credit facility and the indentures governing its 8.75% second priority senior secured notes, its 10.875%, 9.875% and 7.75% senior unsecured notes and its 9.75% senior subordinated notes. Reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the third quarter of 2012 was $64.9 million, or 23.7 percent of net sales, reflecting an increase of 6.3 percent compared with Adjusted EBITDA of $61.0 million, or 23.2 percent of net sales, for the third quarter of 2011. Adjusted EBITDA for the third quarter of 2012 was unfavorably impacted by $0.9 million related to changes in foreign currency exchange rates compared to the rates in effect in the third quarter of 2011. In constant currency, Adjusted EBITDA for the current quarter was $65.8 million, reflecting growth of 7.9 percent compared with Adjusted EBITDA of $61.0 million for the third quarter of 2011.

For the twelve months ended September 29, 2012 (LTM), Adjusted EBITDA was $276.2 million, or 24.6 percent of LTM pro forma net sales of $1,123.1 million, including future cost savings of $2.3 million expected to be achieved related to recently acquired businesses.

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“It is terrific to see our team deliver continued strong sales growth acceleration in the third quarter with over six percent growth in net sales on a constant currency basis compared to the third quarter of 2011. Our successful new product launches and improving commercial execution continue to drive strong momentum across most of our businesses,” said Mike Mogul, DJO’s president and chief executive officer. “I want to especially congratulate our Bracing and Vascular, Surgical Implant and International teams, which each delivered organic growth of over eight percent this quarter. Although we continue to face market challenges in our Empi business unit, the strength of the sales results from our other businesses has more than compensated for those headwinds. This is a great example of the benefits of DJO Global’s diversified mix of businesses.

“We are also very pleased to report constant currency Adjusted EBITDA results that reflect almost eight percent growth over the prior year results, in spite of our continuing investments in new product development and launch activities and to expand and strengthen our commercial organization. Consistent with trends we have seen for the last several quarters, we were also pleased to see a reduction of 45 percent in non-recurring and integration charges in the third quarter of 2012 compared to the third quarter of 2011.

“While it’s great that we are achieving our short-term revenue growth targets of mid-single digits or better, we remain very keenly focused on continuing to enhance our customers’ experience by developing and launching exciting new products and by striving for continuous improvement in our commercial execution. As we look forward to the fourth quarter, which is typically our strongest seasonally, we expect to see strong revenue and Adjusted EBITDA results, with Adjusted EBITDA margins expanding on the higher revenue volumes expected for the fourth quarter.”

Sales by Business Segment

Net sales for DJO’s Bracing and Vascular segment increased 9.6% in the third quarter of 2012, compared to the third quarter of 2011, driven by strong contribution from the sales of new products and improving sales execution.

Net sales for the Recovery Sciences segment contracted by 1.3% compared to the third quarter of 2011, reflecting the effects of the recent non-coverage decision by Medicare for TENS used to treat chronic low back pain on the EMPI business unit and slow market conditions for capital equipment sold by our Chattanooga business. Partially offsetting the Empi and Chattanooga challenges, net sales of the CMF bone growth stimulation business unit, also included within the Recovery Sciences segment, increased 6.6% in the third quarter of 2012 compared to the prior year third quarter, due primarily to strong sales execution.

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Third quarter net sales within the International segment were $64.7 million, reflecting an increase of 0.3% from the prior year period including the impact of $5.3 million of unfavorable changes in foreign currency exchange rates from rates in effect in the third quarter of 2011. In constant currency, growth in net sales from the prior year third quarter was 8.6% for the International segment.

Net sales for the Surgical Implant segment were $17.2 million in the third quarter, reflecting an increase of 12.9% over net sales in the third quarter of 2011, driven by strong sales of new products and improving sales execution.

As of September 29, 2012, the Company had cash balances of $38.2 million and available liquidity of $62.0 million under its revolving line of credit. As previously announced, during the third quarter of 2012, the Company commenced a comprehensive refinancing which closed on October 1, 2012. The refinancing included the issuance of $100.0 million tack-on 8.75% second priority senior secured notes due 2018, as well as $440.0 million of new 9.875% senior unsecured notes due 2018. The proceeds of the new issues were used: (1) to repay all amounts outstanding on DJOFL’s revolving line of credit, and (2) to repay and a portion of DJOFL’s $465 million of 10.875% senior unsecured notes which were tendered to DJOFL prior to the closing date and (3) to pay premiums and expenses incurred in connection with the refinancing. DJOFL intends to redeem all remaining outstanding 10.875% senior unsecured notes on November 15, 2012.

Year-to-Date Results

DJOFL achieved net sales of $838.9 million for the nine months ended September 29, 2012, reflecting growth of 6.1% compared to net sales of $790.6 million for the nine months ended October 1, 2011. Net sales for the first nine months of 2012 were unfavorably impacted by changes in foreign currency exchange rates aggregating $13.8 million compared to the rates in effect in the first nine months of 2011. In constant currency, net sales for the first nine months of 2012 increased by 7.8% compared to net sales for the first nine months of 2011.

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DJO’s first nine months of 2012 included net sales from businesses recently acquired. On a pro forma basis, as if the acquisitions of Circle City Medical, acquired in February 2011, and Dr. Comfort, acquired in April 2011, had both closed on January 1, 2011, net sales would have reflected constant currency growth of 5.1% on the basis of constant currency over pro forma net sales of $811.3 million for the nine months ended October 1, 2011.

For the first nine months of 2012, DJOFL reported a net loss attributable to DJOFL of $72.1 million, compared to a net loss attributable to DJOFL of $66.3 million for the first nine months of 2011. As detailed in the attached financial tables, the results for the current and prior year nine month periods were impacted by significant non-cash items, non-recurring items and other adjustments.

For the first nine months of 2012, DJOFL achieved operating income of $72.8 million, reflecting growth of 159% compared to operating income of $28.1 million for the first nine months of 2011. The increase in operating income was due to the increase in net sales, an improvement in gross profit as a percentage of revenue and reduced operating expenses compared to the prior year period. The improvement in gross profit margin and the reduction in operating expenses are primarily related to the reduction in 2012 in non-recurring items and other adjustments compared to such amounts in the prior year period.

Adjusted EBITDA for the first nine months of 2012 was $199.4 million, or 23.8% of net sales, reflecting an increase of 5.1% compared with Adjusted EBITDA of $189.8 million, or 24.0% of net sales, for the first nine months of 2011. Adjusted EBITDA for the first nine months of 2012 was unfavorably impacted by $2.5 million related to changes in foreign currency exchange rates compared to the rates in effect in the first nine months of 2011. In constant currency and pro forma for the acquisitions discussed above, Adjusted EBITDA for the first nine months of 2012 was $201.9 million, reflecting growth of 2.1% compared with pro forma Adjusted EBITDA of $197.6 million for the first nine months of 2011.

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Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1:00 p.m., Eastern Time today, November 1, 2012. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (706) 643-6833), using the reservation code 22322226. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code. The live conference call and replay will be available via the Internet at www.DJOglobal.com.

About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical and Dr. Comfort®. For additional information on the Company, please visit www.DJOglobal.com.

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for its growth in revenue and Adjusted EBITDA and its opportunities to improve commercial execution and to develop new products and services. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the successful execution of the Company’s business strategies relative to its Bracing and Vascular, Recovery Sciences, International and Surgical Implant segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the successful execution of the Company’s sales and acquisition strategies; the Company’s highly leveraged financial position resulting primarily from the indebtedness incurred in connection with the November 2007 merger of ReAble Therapeutics, Inc. and DJO Global, recent notes offerings, and recent acquisitions; the impact on the Company and its customers from changes in global credit markets; the impact of potential reductions in reimbursement levels and coverage by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; the impact of a previously-announced pending government investigation and related private lawsuit concerning industry reimbursement and marketing practices in the bone growth stimulation market; the availability and sufficiency of insurance coverage for pending and future product liability claims, including multiple lawsuits related to the Company’s cold therapy products and its discontinued pain pump business; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (“SEC”) on February 21, 2012, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 1, 2012. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net sales	$273,986	$263,118	$838,910	$790,615
Cost of sales (exclusive of amortization, see note 1)	108,297	107,463	328,334	311,709

Gross profit	165,689	155,655	510,576	478,906

Operating expenses:
Selling, general and administrative	110,735	115,854	342,617	361,761
Research and development	7,938	6,477	21,695	19,721
Amortization of intangible assets	24,487	24,435	73,505	69,373

	143,160	146,766	437,817	450,855

Operating income	22,529	8,889	72,759	28,051

Other income (expense):
Interest expense	(46,411)	(42,764)	(134,899)	(126,320)
Interest income	46	77	151	240
Loss on modification and extinguishment of debt	—	—	(9,398)	(2,065)
Other (expense) income, net	1,870	(6,004)	2,931	(1,551)

	(44,495)	(48,691)	(141,215)	(129,696)

Loss before income taxes	(21,966)	(39,802)	(68,456)	(101,645)
Income tax (provision) benefit	(569)	14,096	(3,044)	36,055

Net loss	(22,535)	(25,706)	(71,500)	(65,590)
Net income attributable to non-controlling interests	(27)	(58)	(614)	(668)

Net loss attributable to DJO Finance LLC	$(22,562)	$(25,764)	$(72,114)	$(66,258)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $9,837 and $29,513 for the three and nine months ended September 29, 2012, and $9,688 and $28,831 for the three and nine months ended October 1, 2011, respectively.

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 29, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$38,225	$38,169
Accounts receivable, net	160,156	158,982
Inventories, net	143,801	128,699
Deferred tax assets, net	43,770	43,458
Prepaid expenses and other current assets	23,134	18,791

Total current assets	409,086	388,099
Property and equipment, net	104,930	107,108
Goodwill	1,229,941	1,228,778
Intangible assets, net	1,059,936	1,132,694
Other assets	48,148	38,181

Total assets	$2,852,041	$2,894,860

Liabilities and Equity
Current liabilities:
Accounts payable	$58,075	$57,926
Accrued interest	44,829	20,928
Current portion of debt and capital lease obligations	8,614	8,820
Other current liabilities	86,088	81,771

Total current liabilities	197,606	169,445
Long-term debt and capital lease obligations	2,156,863	2,159,091
Deferred tax liabilities, net	251,284	252,194
Other long-term liabilities	15,187	16,174

Total liabilities	2,620,940	2,596,904

Commitments and contingencies

Equity:
DJO Finance LLC membership equity:
Member capital	839,434	834,871
Accumulated deficit	(611,390)	(539,276)
Accumulated other comprehensive (loss) income	315	218

Total membership equity	228,359	295,813
Noncontrolling interests	2,742	2,143

Total equity	231,101	297,956

Total liabilities and equity	$2,852,041	$2,894,860

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net sales:
Bracing and Vascular	$111,212	$101,452	$329,094	$281,687
Recovery Sciences	80,906	81,956	249,997	253,335
International	64,671	64,475	206,649	207,423
Surgical Implant	17,197	15,235	53,170	48,170

	$273,986	$263,118	$838,910	$790,615

Gross Profit:
Bracing and Vascular	$57,306	$52,997	$169,148	$149,593
Recovery Sciences	61,656	61,573	189,167	191,836
International	34,815	36,472	114,696	118,376
Surgical Implant	12,670	10,698	39,858	34,239
Expenses not allocated to segments and eliminations	(758)	(6,085)	(2,293)	(15,138)

	$165,689	$155,655	$510,576	$478,906

Operating Income:
Bracing and Vascular	$22,146	$18,844	$64,551	$54,339
Recovery Sciences	23,054	21,392	66,920	68,892
International	10,604	11,723	39,502	40,790
Surgical Implant	812	827	4,746	2,230
Expenses not allocated to segments and eliminations	(34,087)	(43,897)	(102,960)	(138,200)

	$22,529	$8,889	$72,759	$28,051

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DJO Finance LLC

Adjusted EBITDA

For the Three and Nine Months Ended September 29, 2012 and October 1, 2011

(unaudited)

Our Amended Senior Secured Credit Facility, consisting of a $453.9 million term loan, a $387.5 million term loan and a $100.0 million revolving credit facility, under which $38.0 million was outstanding as of September 29, 2012, and the Indentures governing our $330.0 million of 8.75% second priority senior secured notes, $465.0 million, $440.0 million and $300.0 million of 10.875%, 9.875% and 7.75% senior unsecured notes, respectively, and $300.0 million of 9.75% senior subordinated notes represent significant components of our capital structure. Under our Amended Senior Secured Credit Facility, we are required to maintain specified first lien net leverage ratios, which become more restrictive over time, and which are determined based on our Adjusted EBITDA. If we fail to comply with the first lien net leverage ratio under our Amended Senior Secured Credit Facility, we would be in default. Upon the occurrence of an event of default under the Amended Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Amended Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Amended Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Amended Senior Secured Credit Facility. Any acceleration under the Amended Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance LLC plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our Amended Senior Secured Credit Facility and the Indentures governing our 8.75% second priority senior secured notes, 10.875%, 9.875% and 7.75% senior unsecured notes and our 9.75% senior subordinated notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Amended Senior Secured Credit Facility and the Indentures. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Amended Senior Secured Credit Facility and the Indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

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The following table provides reconciliation between net loss and Adjusted EBITDA:

	(unaudited)
	Three Months Ended		Nine Months Ended		Twelve Months Ended
(In thousands)	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011	September 29, 2012
Net loss attributable to DJO Finance LLC	$(22,562)	$(25,764)	$(72,114)	$(66,258)	$(220,325)
Interest expense, net	46,365	42,687	134,748	126,080	177,655
Income tax provision (benefit)	569	(14,096)	3,044	(36,055)	(13,445)
Depreciation and amortization	32,170	32,008	96,177	90,678	126,750
Non-cash charges (a)	1,317	5,619	3,955	12,445	155,428
Non-recurring and integration charges (b)	7,011	12,729	20,987	52,902	31,803
Other adjustment items, before adjustments applicable for the twelve month period only (c)	33	7,847	12,570	9,970	15,956

Adjusted EBITDA before other adjustment items applicable for the twelve month period only					273,822

Other adjustment items applicable for the twelve month period only (d):
Future cost savings related to recent acquisitions					2,343

Adjusted EBITDA	$64,903	$61,030	$199,367	$189,762	$276,165

(a) Non-cash charges are comprised of the following:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(In thousands)	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011	September 29, 2012
Stock compensation expense	$1,310	$369	$3,563	$1,700	$4,564
Impairment of Chattanooga assets held for sale	—	—	380	350	380
Loss on disposal of assets, net	7	236	12	423	(2)
Purchase accounting adjustments	—	5,014	—	9,972	2,364
Impairment of goodwill and intangible assets	—	—	—	—	141,006
Impairment of fixed assets	—	—	—	—	7,116

Total non-cash charges	$1,317	$5,619	$3,955	$12,445	$155,428

(b) Non-recurring and integration charges are comprised of the following:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(In thousands)	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011	September 29, 2012
Integration charges:
U.S. commercial sales and marketing reorganization	$1,031	$243	$1,908	$1,861	$2,030
Acquisition related expenses and integration (1)	580	697	1,488	8,159	1,990
Chattanooga integration	—	—	—	127	—
CEO transition	—	700	183	4,187	266
Other non-recurring and integration charges	2,757	4,001	7,302	7,176	10,244
Litigation costs and settlements, net	1,920	1,302	4,745	4,520	7,216
Additional product liability insurance (2)	—	20	—	3,322	—
ERP implementation and other automation projects	723	5,766	5,361	23,550	10,057

Total non-recurring and integration charges	$7,011	$12,729	$20,987	$52,902	$31,803

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(1)	Consists of direct acquisition costs and integration expenses related to the Dr. Comfort, Elastic Therapy, Inc. (ETI) and Circle City acquisitions.
(2)	Primarily consists of insurance premiums related to a supplemental five-year extended reporting period for product liability claims related to our cold therapy products, for which annual insurance coverage was not renewed.

(c)	Other adjustment items are comprised of the following:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(In thousands)	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011	September 29, 2012
Blackstone monitoring fees	$1,750	$1,750	$5,250	$5,250	$7,000
Non-controlling interests	27	58	613	668	827
Loss on modification and extinguishment of debt (1)	—	—	9,398	2,065	9,398
Other (2)	(1,744)	6,039	(2,691)	1,987	(1,269)

Total other adjustment items	$33	$7,847	$12,570	$9,970	$15,956

(1)	Loss on modification and extinguishment of debt for the nine months and twelve months ending September 29, 2012 consists of $8.6 million of arrangement and amendment fees and other fees and expenses incurred in connection with the March 2012 amendment of our Senior Secured Credit Facility and $0.8 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of the term loans which were extinguished. Loss on modification of debt for the nine months ended October 1, 2011 is comprised of arrangement and lender consent fees associated with the February 2011 amendment of our Senior Secured Credit Facility.
(2)	Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.

(d)	Other adjustment items applicable for the twelve month period only include future cost savings related to the acquisitions of Dr. Comfort, ETI, and Circle City.